Exhibit 99.3

CONSENT OF BOENNING & SCATTERGOOD, INC.

We hereby consent to the use of our fairness opinion included as Annex C to the Proxy Statement/Prospectus included in the Registration Statement on Form S-4 relating to the proposed merger of Peoples Bancorp of Mt. Pleasant, Inc. with and into Consumers Bancorp, Inc. and to the reference to our firm’s name under the captions “Summary—Opinion of Peoples’ Financial Advisor,” “The Merger—Background of the Merger,” “The Merger—Peoples’ Reasons for the Merger and Recommendation of the Peoples Board of Directors,” “The Merger—Opinion of Peoples’ Financial Advisor in Connection with the Merger,” “The Merger—Certain Unaudited Prospective Financial Information” and “Annex A—Merger Agreement” in such Proxy Statement/Prospectus. In giving such consent, we do not admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended or the regulations thereunder.

Boenning & Scattergood, Inc.

West Conshohocken, Pennsylvania

September 4, 2019

4 Tower Bridge  ●  200 Barr Harbor Drive  ●  West Conshohocken  ●   PA   19428-2979

phone (610) 832-1212   ●  fax (610)  832-5301  ●  www.boenninginc.com  ●  Member FINRA/SIPC